Exhibit 99.1

FUN Technologies Inc.
January 11, 2007

Trading update

TORONTO, ONTARIO - FUN Technologies Inc. (“FUN”) (TSX:FUN) (AIM:FUN), one of the world’s leading online and interactive casual games and fantasy sports providers, today provided the following trading update.

Current Trading and Outlook

Revenues for the year ending December 31, 2006 (including the FUN Technologies PLC revenue from January 1, 2006 to March 9, 2006 and the FUN Technologies Inc 2006 revenue) increased in excess of 80% over FUN Technologies PLC’s 2005 revenue.  This 2006 revenue estimate is unaudited and is subject to change in conjunction with our final close procedures and external audit.

Management is optimistic about the Company’s prospects for 2007.   2006 was a year of significant milestones for FUN including the Liberty Media Transaction, the acquisition of a significant skill gaming competitor “Worldwinner” and our continued consolidation of companies in our FUN Sports group.  As FUN looks forward, we anticipate that our 2007 revenue will be in line with analyst expectations. We expect our gross margin percentage for 2007 to be comparable to that of our three months ended September 30, 2006.  The decline in gross margin percentage compared to pre-2006 levels and our current working capital position may require us to consider additional funding to carry out our business plan.  Possible sources of that funding include non-core asset sales or debt or equity funding either from external sources or from the Company’s parent, Liberty Media Corporation.

The Company, in keeping with Canadian GAAP requirements, is in the process of completing its annual goodwill impairment test as at December 31, 2006.  Under Canadian GAAP, goodwill is not amortized and is tested annually for impairment.  Given our share price and our estimated enterprise value as at December 31, 2006, the Company anticipates recognizing a non-cash impairment as at December 31, 2006. Although the impairment test has not been completed, the Company expects the resulting non-cash charge will be significant.

We will continue to focus on customer acquisition efforts in 2007, including licensing of mainstream branded games, continuing to maximize existing partner arrangements and direct marketing to consumers in a cost efficient manner.  Management has been extremely pleased with the results of our Scrabble Cubes game and the TV and Online marketing campaign focused on this new game.  We will be completing the consolidation of our Skill Game platform in 2007 which will allow us to leverage our combined player base.

FUN has acquired numerous businesses in the past two years and in 2007 we will continue to integrate these businesses to further realize cost savings including software platform synergies, marketing and personnel costs.  The consolidation of our Skill Game platforms will allow us to be more efficient and effective with our marketing spend.   Fun will continue to expand its operations and realize the available synergies; we anticipate our software development and selling, general and administrative expenses to reduce as a percentage of revenue in 2007.

The Company will continue to pursue complementary acquisitions in 2007 which are in line with the Company’s growth strategy.

Commenting on today’s announcement, Lorne Abony, Chief Executive Officer, said: “We are pleased with the significant milestones FUN has accomplished in 2006, and look forward to a year of substantial growth in 2007. This will be our first full year as a Liberty Media controlled company and we are optimistic that the benefits from our Liberty relationship will yield positive results in 2007”.

Forward Looking Statements

This news release contains forward-looking statements regarding, among other things, FUN’s beliefs, plans, objectives, strategies, estimates, intentions and expectations.  Such statements are based on a number of assumptions which may prove to be incorrect, involve certain risks and uncertainties that are difficult to predict and, accordingly, are not guarantees of future performance. The future results of the Company or developments may differ materially from those expressed in the forward-looking statements contained in this news release, due to, among other factors, the risks and uncertainties inherent in the business and operations of the Company and the risk factors discussed in FUN’s 2005 Annual Information Form and in other documents published or filed by, or on behalf of, FUN from time to time with the Canadian securities regulatory authorities.  Other than as required by law, FUN undertakes no obligation to publicly update or revise any such forward-looking statements or information, whether as a result of new information, future events or otherwise.

About FUN Technologies

FUN Technologies Inc. is one of the world’s leading online casual games providers.  FUN’s strategy is to provide its cutting-edge games systems to top distribution partners around the world.  FUN is 53% owned by Liberty Media Corporation (NASDAQ: LINTA, LCAPA), and FUN’s common shares are listed on both the Toronto Stock Exchange and the Alternative Investment Market (AIM) of the London Stock Exchange under the symbol “FUN”.

For further information, contact:
Lorne Abony, CEO, FUN Technologies
+1 416 840 0806

Stephen Tucker, CFO, FUN Technologies
+1 416 840 0453